Exhibit 99.1

News Release

Contact:

Rick Nida

Manager, Investor and Media Relations

410-689-7605

rnida@foundationcoal.com

For Immediate Release

Jan. 2, 2008

Foundation Coal Promotes Kost to President and COO;

Announces Other Senior Management Changes

LINTHICUM HEIGHTS, Md.—Foundation Coal Holdings, Inc. (NYSE: FCL) today announced that Kurt D. Kost has been promoted to President and Chief Operating Officer (COO) of the company effective January 1, 2008 following the recommendation of Chairman and CEO James F. Roberts and board approval in December. In his new role, Mr. Kost will share in the executive management of the company and will work together with Mr. Roberts on strategic planning initiatives and investor related activities.

“Throughout his long tenure with the company Kurt has made tremendous contributions in each position in which he has served,” said Jim Roberts, Chairman and CEO. “He is thoroughly prepared from both an operational and organizational perspective to exert effective and influential leadership throughout the company. I look forward to continue working closely with Kurt to ensure the ongoing success of Foundation Coal.”

Kost said, “I appreciate the confidence that the organization has placed in me, and I am eager to lead the finest mining operations in the coal industry.” Kost continued, “With a major presence in key coal-producing regions, including the Powder River Basin, Northern Appalachia and Central Appalachia, Foundation Coal is well-positioned to continue to meet America’s growing energy needs.”

Mr. Kost had served as Executive Vice President since June 2007 with specific responsibility for materials management, general equipment management, process improvement, business development, and oversight of the Planning and Engineering Group. Several of these responsibilities, including materials management, general equipment management and process improvement will transition to Senior Vice President of Operations Jim Bryja who will report to Mr. Kost. Before becoming Executive Vice President, Kost was Senior Vice President, Western Operations and Process Management. He had overseen Foundation Coal’s Powder River Basin operations, increasing production while maintaining an outstanding safety record. He has been with Foundation Coal and its predecessor companies since 1980.

The company also announced that Greg A. Walker, Senior Vice President, General Counsel, and Secretary, will assume responsibility for non-coal assets, including land management and development of Foundation Coal’s gas reserves. Consolidation of the company’s land and gas operations will improve oversight and development of these assets. Mr. Walker has more than 27 years of legal and regulatory issues experience in the mining industry and has served as Senior Vice President, General Counsel and Secretary of Foundation Coal or its predecessors since 1999.

“Greg has a proven track record of effective management, extensive knowledge and experience in the company’s land and gas operations, and the vision to maximize the value of our land holdings and extensive gas reserves,” said Jim Roberts. “Under Greg’s leadership Foundation Coal will strive to ensure optimal development of our valuable land and gas resources.”

The company appointed James A. Olsen to the position of Senior Vice President and Chief Information Officer. Previously, Olsen had been Senior Vice President, Development and Information Technology. Mr. Olsen will be responsible for technology infrastructure and the processes and practices supporting the flow of information throughout the company. Olsen had held his prior position since 1999 with Foundation Coal and its predecessor company, RAG American Coal Holding, Inc., and has 32 years of experience in the mining industry.

Jim Roberts noted, “In his expanded role as CIO, Jim Olsen will provide the leadership and management expertise to further enhance the competitive advantages of Foundation’s state-of-the-art IT platform and resources. He has been instrumental in establishing Foundation as an exemplary industry leader in supporting business objectives with reliable information upon which to make informed decisions.”

About Foundation Coal

Foundation Coal Holdings, Inc., through its affiliates is a major U.S. coal producer with 13 coal mines and related facilities in Pennsylvania, West Virginia, and Wyoming. Through its subsidiaries, Foundation Coal employs approximately 3,000 people and produces approximately 72 million tons annually, largely for utilities generating electricity. Foundation’s corporate offices are in Linthicum Heights, MD.

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